Alaska Air Group, Inc.                                           EXHIBIT 11
Computation of Earnings Per Common Share
(In thousands, except per share)

                                                  1993      1992      1991
                                                ------    ------    ------
Primary -
 Income (loss) before accounting change       ($30,918) ($80,270)  $10,338
 Deduct dividends on preferred shares           (2,429)   (6,400)   (6,383)
 Deduct preferred stock accretion                  (96)     (288)     (288)
                                                ------    ------    ------
 Income (loss) before accounting change
  applicable to common shares                  (33,443)  (86,958)    3,667
 Cumulative effect of accounting change              -    (4,567)        -
                                                ------    ------    ------
 Income (loss) applicable to common shares    ($33,443) ($91,525)   $3,667
                                                ======    ======    ======

 Average number of shares outstanding           13,340    13,309    13,198
 Assumed exercise of stock options reduced by
  the number of shares purchased with the
  proceeds from exercise of such options             -         -       215
                                                ------    ------    ------
 Common shares outstanding as adjusted          13,340    13,309    13,413
                                                ======    ======    ======
 Earnings (loss) per common share:
  Income (loss) before accounting change        ($2.51)   ($6.53)    $0.27
  Cumulative effect of accounting change             -     (0.34)        -
                                                ------    ------    ------
  Net income (loss)                             ($2.51)   ($6.87)    $0.27
                                                ======    ======    ======

Fully Diluted -
 Income (loss) before accounting change       ($30,918) ($80,270)  $10,338
 After tax interest on convertible securities   10,008     9,573     8,023
                                                ------    ------    ------
 Income (loss) before accounting change
  applicable to common shares                  (20,910)  (70,697)   18,361
 Cumulative effect of accounting change              -    (4,567)        -
                                                ------    ------    ------
 Income (loss) applicable to common shares    ($20,910) ($75,264)  $18,361
                                                ======    ======    ======

 Average number of shares outstanding           13,340    13,309    13,198
 Common stock equivalents                           12        84       215
 Common stock reserved for conversion            8,975     9,093     8,113
                                                ------    ------    ------
 Average shares as adjusted                     22,327    22,486    21,526
                                                ======    ======    ======
 Earnings (loss) per common share:
  Income (loss) before accounting change        ($0.94)   ($3.14)    $0.85
  Cumulative effect of accounting change             -     (0.21)        -
                                                ------    ------    ------
  Net income (loss)                             ($0.94)   ($3.35)    $0.85
                                                ======    ======    ======
* Anti-dilutive                                      *         *         *
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